Exhibit 99.8

ASSIGNMENT OF INVESTMENT PROPERTY/SECURITIES

DATE AND PARTlES. The date of this Assignment Of Investment Property/Securities (Agreement) is March 05, 2012. The parties and their addresses are:

SECURED PARTY:

THE BANK OF THE WEST

4801 Gaillardia Parkway

Suite 190

Oklahoma City, OK 73142

DEBTOR:

SBL, L.L.C.

an Oklahoma Limited Liability Company

Oklahoma City, OK 73107

The pronouns “you” and “your” refer to the Secured Party. The pronouns “I,” “me” and “my” refer to each person or entity signing this Agreement as Debtor and agreeing to give the Property described in this Agreement as security for the Secured Debts.

Where the owner of the Property is different from the borrower or guarantor whose obligation this Agreement secures, “Debtor” refers to each person or entity who is an owner of the Property and “Borrower” or “Guarantor,” as applicable, refer to such parties as designated in the SECURED DEBTS section.

1. SECURED DEBTS. The term “Secured Debts” includes and this Agreement will secure each of the following:

A. Specific Debts. The following debts and all extensions, renewals, refinancings, modifications and replacements. A promissory note or other agreement, No. 80831, dated March 5, 2012, from Golsen Family, L.L.C. (Borrower) to you, in the amount of $3,015,000.00.

B. All Debts. All present and future debts from Borrower to you, even if this Agreement is not specifically referenced, the future debts are also secured by other collateral, or if the future debt is unrelated to or of a different type than this debt. If more than one person signs this Agreement, each agrees that it will secure debts incurred either individually or with others who may not sign this Agreement. Nothing in this Agreement constitutes a commitment to make additional or future loans or advances. Any such commitment must be in writing.

This Agreement will not secure any debt for which you fail to give any required notice of the right of rescission. This Agreement will not secure any debt for which a non-possessory, non-purchase money security interest is created in “household goods” in connection with a “consumer loan,” as those terms are defined by federal law governing unfair and deceptive credit practices. In addition, this Agreement will not secure any other debt if, with respect to such other debt, you fail to fulfill any necessary requirements or limitations of Sections 19(a), 32 or 35 of Regulation Z or if, as a result, the other debt would become subject to Section 670 of the John Warner National Defense Authorization Act for Fiscal Year 2007.

C. Sums Advanced. All sums advanced and expenses incurred by you under the terms of this Agreement.

Loan Documents refer to all the documents executed in connection with the Secured Debts.

2. ASSIGNMENT. To secure the payment and performance of the Secured Debts, I assign and grant a security interest to you in all of the Property described in this Agreement that I own or have sufficient rights in which to transfer an interest, now or in the future, wherever the Property is or will be located, and all additions, proceeds, and products of the Property (including, but not limited to, all renewals, replacements, modifications and substitutions to the Property). Property is all the collateral given as security for the Secured Debts and described in this Agreement, and includes all obligations that support the payment or performance of the Property. “Proceeds” includes anything acquired upon the sale, lease, license, exchange, or other disposition of the Property; any rights and claims arising from the Property; and any collections and distributions on account of the Property.

Property also includes any original evidence of title or ownership. I will deliver any certificates, documents or instruments evidencing the Property and properly execute all items as necessary to reflect your security interest.

This Agreement remains in effect until terminated in writing, even if the Secured Debts are paid and you are no longer obligated to advance funds to me under any loan or credit agreement.

Upon termination of this Agreement, you will return to me all the Property in your possession which has not been used or applied toward payment of the Secured Debts. I agree that you may surrender the Property to any Debtor upon termination of this Agreement without further responsibility or liability.

3. PROPERTY DESCRIPTION. The Property is described as follows:

A. Investment Property/Securities: All investment property, including, but not limited to, each security, whether certificated or uncertificated, security entitlement, securities account, bond, commodity contract, or commodity account.

200000.000 shares of Common stock in, represented by certificate number(s) SEE ATTACHED EXHIBIT.

4. WARRANTIES AND REPRESENTATIONS. I make to you the following warranties and representations which will continue as long as this Agreement is in effect:

A. Power. I am duly organized, and validly existing and in good standing in all jurisdictions in which I operate. I have the power and authority to enter into this transaction and to carry on my business or activity as it is now being conducted and, as applicable, am qualified to do so in each jurisdiction in which I operate.

B. Authority. The execution, delivery and performance of this Agreement and the obligation evidenced by this Agreement are within my powers, have been duly authorized, have received all necessary governmental approval, will not violate any provision of law, or order of court or governmental agency, and will not violate any agreement to which I am a party or to which I am or any of my property is subject.

C. Name and Location. My name indicated in the DATE AND PARTIES section is my exact legal name. I am an entity organized and registered under the laws of Oklahoma. I will provide verification of registration and location upon your request. I will provide you with at least 30 days notice prior to any change in my name, address, or state of organization or registration.

D. Business Name. Other than previously disclosed in writing to you I have not changed my name or principal place of business within the last 10 years and have not used any other trade or fictitious name. Without your prior written consent, I do not and will not use any other name and will preserve my existing name, trade names and franchises.

E. Ownership of Property. I represent that I own all of the Property. Your claim to the Property is ahead of the claims of any other creditor, except as disclosed in writing to you prior to any advance on the Secured Debts.

5. DUTIES TOWARD PROPERTY.

A. Protection of Secured Party’s Interest. I will defend the Property against any other claim. I agree to do whatever you require to protect your security interest and to keep your claim in the Property ahead of the claims of other creditors. I will not do anything to harm your position.

I will keep books, records and accounts about the Property and my business in general. I will let you examine these and make copies at any reasonable time. I will prepare any report or accounting you request which deals with the Property.

I will furnish you, promptly upon receipt, copies of all material notices, requests and other documents I receive relating to the Property.

B. Protection of the Property. I will notify you in writing prior to any change in my address, name or, if an organization, any change in my identity or structure.

Until the Secured Debts are fully paid and this Agreement is terminated, I will not grant a security Interest in any of the Property without your prior written consent.

I will pay all taxes and assessments levied or assessed against me or the Property and provide timely proof of payment of these taxes and assessments upon request.

C. Risk of Loss. The risk of any loss or damage to the Property is on me.

D. Selling or Encumbering the Property. I will not sell, offer to sell, or otherwise transfer or encumber the Property without your prior written permission. Any disposition of the Property contrary to this Agreement shall violate your rights.

Your permission to sell the Property may be reasonably withheld without regard to the creditworthiness of any buyer or transferee. I will not permit the Property to be the subject of any court order affecting my rights to the Property in any action by anyone other than you. If the Property Includes chattel paper or instruments, either as original collateral or as proceeds of the Property, I will note your security interest on the face of the chattel paper or instruments.

E. Additional Duties Specific to Investment Property or Securities. Upon receipt, I will deliver to you all Property such as stock dividends and securities resulting from stock splits, reorganizations and recapitalizations.

I will issue instructions and take all necessary actions to assure your control over the Property which may include any of the following:

(1) Registering or delivering certificates to you with the proper endorsements.

(2) Informing an issuer, securities intermediary, or commodities intermediary that I have consensually entered into an agreement with you requesting them to comply with instructions or entitlement orders issued by you regarding the Property without further consent from me.

(3) Causing the clearing corporation to reduce my account or the financial intermediary’s account where I hold the Property and to increase your account or the financial intermediary’s account where you hold securities by the amount of the Secured Debts or the number of shares assigned.

(4) Causing the issuer of the Property to register this security interest (pledge) to you and to send written confirmation of the registration to you.

6. AUTHORITY TO PERFORM. I authorize you to do anything you deem reasonably necessary to protect the Property, and perfect and continue your security interest in the Property.

If I fail to perform any of my duties under this Agreement or any other Loan Document, you are authorized, without notice to me, to perform the duties or cause them to be performed.

These authorizations include, but are not limited to, permission to:

A. pay and discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Property.

B. file any financing statements on my behalf and pay for filing and recording fees pertaining to the Property.

C. request transfer of the Property to your name, or register and place a note on any chattel paper or on the books of the Property issuer or securities intermediary indicating your interest in the Property.

D. take any action you feel necessary to realize on the Property, including performing any part of a contract or endorsing it in my name.

E. exercise all voting or other ownership rights pertaining to the Property (although you are not obligated to do so).

F. handle any suits or other proceedings involving the Property in my name.

G. prepare, file, and sign my name to any necessary reports or accountings.

H. make an entry on my books and records showing the existence of this Agreement.

If you perform for me, you will use reasonable care. If you exercise the care and follow the procedures that you generally apply to the collection of obligations owed to you, you will be deemed to be using reasonable care. Reasonable care will not include: any steps necessary to preserve rights against prior parties; the duty to send notices, perform services or take any other action in connection with the management of the Property; or the duty to protect, preserve or maintain any security Interest given to others by me or other parties. Your authorization to perform for me will not create an obligation to perform and your failure to perform will not preclude you from exercising any other rights under the law or this Agreement. All cash and non-cash proceeds of the Property may be applied by you only upon your actual receipt of cash proceeds against such of the Secured Debts, matured or unmatured, as you determine in your sole discretion.

7. DEFAULT. I will be in default if any of the following events (known separately and collectively as an Event of Default) occur:

A. Payments. I or Borrower fail to make a payment in full when due.

B. Insolvency or Bankruptcy. The death, dissolution or insolvency of, appointment of a receiver by or on behalf of, application of any debtor relief law, the assignment for the benefit of creditors by or on behalf of, the voluntary or involuntary termination of existence by, or the commencement of any proceeding under any present or future federal or state insolvency, bankruptcy, reorganization, composition or debtor relief law by or against me, Borrower, or any co-signer, endorser, surety or guarantor of this Agreement or any other obligations Borrower has with you.

C. Business Termination. I merge, dissolve, reorganize, end my business or existence, or a partner or majority owner dies or is declared legally incompetent.

D. Failure to Perform. I fail to perform any condition or to keep any promise or covenant of this Agreement.

E. Other Documents. A default occurs under the terms of any other Loan Document.

F. Other Agreements. I am In default on any other debt or agreement I have with you.

G. Misrepresentation. I make any verbal or written statement or provide any financial information that is untrue, inaccurate, or conceals a material fact at the time it is made or provided.

H. Judgment. I fail to satisfy or appeal any judgment against me.

I. Forfeiture. The Property is used in a manner or for a purpose that threatens confiscation by a legal authority.

J. Name Change. I change my name or assume an additional name without notifying you before making such a change.

K. Property Transfer. I transfer all or a substantial part of my money or property.

L. Property Value. You determine in good faith that the value of the Property has declined or is impaired.

M. Material Change. Without first notifying you, there is a material change in my business, including ownership, management, and financial conditions.

N. Insecurity. You determine in good faith that a material adverse change has occurred in Borrower’s financial condition from the conditions set forth in Borrower’s most recent financial statement before the date of this Agreement or that the prospect for payment or performance of the Secured Debts is impaired for any reason.

8. REMEDIES. After I default, you may at your option do anyone or more of the following.

A. Acceleration. You may make all or any part of the amount owing by the terms of the Secured Debts immediately due.

B. Sources. You may use any and all remedies you have under state or federal law or in any Loan Document.

C. Payments Made On My Behalf. Amounts advanced on my behalf will be immediately due and may be added to the Secured Debts.

D. Sale of Property. You may sell the Property as provided by law. You may apply what you receive from the sale of the Property to your expenses, your attorneys’ fees and legal expenses (where not prohibited by law), and any debt l owe you. If what you receive from the sale of the Property does not satisfy the debt, I will be liable for the deficiency (where permitted by law). In some cases, you may keep the Property to satisfy the debt.

Where a notice is required, I agree that ten days prior written notice sent by first class mail to my address listed in this Agreement will be reasonable notice to me under the Oklahoma Uniform Commercial Code.

If the Property is perishable or threatens to decline speedily in value, you may, without notice to me, dispose of any or all of the Property in a commercially reasonable manner at my expense following any commercially reasonable preparation or processing.

You may arrange for a sale which would qualify as exempt from registration under the Securities Act of 1933. I recognize that a sale restriction or prohibition may result in a lower sales price than if the sale were open to the public. Any sale will be held in accordance with state and federal laws and regulations.

E. Waiver. By choosing any one or more of these remedies you do not give up your right to use any other remedy. You do not waive a default if you choose not to use a remedy. By electing not to use any remedy, you do not waive your right to later consider the event a default and to use any remedies if the default continues or occurs again.

9. WAIVER OF CLAIMS. I waive all claims for loss or damage caused by your acts or omissions where you acted reasonably and in good faith.

10. PERFECTION OF SECURITY INTEREST AND COSTS. I authorize you to file a financing statement and/or security agreement, as appropriate, covering the Property. I will comply with, facilitate, and otherwise assist you in connection with obtaining perfection or control over the Property for purposes of perfecting your security interest under the Uniform Commercial Code. I agree to pay all taxes, fees and costs you pay or incur in connection with preparing, filing or recording any financing statements or other security interest filings on the Property. I agree to pay all actual costs of terminating your security interest.

11. APPLICABLE LAW. This Agreement is governed by the laws of Oklahoma, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law. In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Oklahoma, unless otherwise required by law.

12. JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS. Each Debtor’s obligations under this Agreement are independent of the obligations of any other Debtor. You may sue each Debtor individually or together with any other Debtor. You may release any part of the Property and I will still be obligated under this Agreement for the remaining Property. Debtor agrees that you and any party to this Agreement may extend, modify or make any change in the terms of this Agreement or any evidence of debt without Debtor’s consent. Such a change will not release Debtor from the terms of this Agreement. If you assign any of the Secured Debts, you may assign all or any part of this Agreement without notice to me or my consent, and this Agreement will inure to the benefit of your assignee to the extent of such assignment. You will continue to have the unimpaired right to enforce this Agreement as to any of the Secured Debts that are not assigned. This Agreement shall inure to the benefit of and be enforceable by you and your successors and assigns and any other person to whom you may grant an interest in the Secured Debts and shall be binding upon and enforceable against me and my personal representatives, successors, heirs and assigns.

13. AMENDMENT. INTEGRATION AND SEVERABILITY. This Agreement may not be amended or modified by oral agreement. No amendment or modification of this Agreement is effective unless made in writing and executed by you and me. This Agreement and the other Loan Documents are the complete and final expression of the understanding between you and me. If any provision of this Agreement is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.

14. INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Agreement.

15. NOTICE AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party’s address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one Debtor will be deemed to be notice to all Debtors. I will inform you in writing of any change in my name, address or other application information. I will provide you any other, correct and complete information you request to effectively grant a security interest on the Property. I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Agreement and to confirm your lien status on any Property. Time is of the essence.

SIGNATURES. By signing, I agree to the terms contained in this Agreement. I also acknowledge receipt of a copy of this Agreement.

DEBTOR:

SBL, L.L.C.

By	/s/ Jack E. Golsen	Date March 5, 2012
Jack E. Golsen, Manager

SBL, L.L.C.

COLLATERAL AT THE BANK OF THE WEST

Tax ID Number	Owner	Certificate Number	Certificate Date	# of Shares
73-1477865	SBL, L.L.C.	OKS12546	11/10/2008	25,000
		OKS12547	11/10/2008	25,000
		OKS12548	11/10/2008	25,000
		OKS12549	11/10/2008	25,000
		OKS12550	11/10/2008	25,000
		OKS12551	11/10/2008	25,000
		OKS12552	11/10/2008	25,000
		OKS12553	11/10/2008	25,000

	Total Number of Shares			200,000